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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                           Proxy Statement Pursuant to
                              Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement.

[_]  Confidential for Use of the Commission Only (as Permitted by Rule 14a-6 (e)
     (2)).

[_]  Definitive Proxy Statement.

[_]  Definitive Additional Materials.

[X]  Soliciting Material Under Rule 14a-12.

                              BANCWEST CORPORATION
                (Name of Registrant as Specified In Its Charter)
 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)  Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing Party: N/A

     (4)  Date Filed: N/A
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[BANCWEST CORPORATION LETTERHEAD]               NEWS RELEASE



FOR IMMEDIATE RELEASE:                          CONTACT:
                                                Gerry Keir        (808) 525-7086
                                                gerry.keir@fhwn.com



                     BANCWEST-BNP PARIBAS AGREEMENT AMENDED
                      TO PROVIDE PRO-RATA DIVIDEND PAYMENTS


     Honolulu, Hawaii, July 19, 2001 - BancWest Corporation and BNP Paribas today amended their merger agreement to provide for payment of a pro-rata dividend to BancWest stockholders after their pending merger is completed.

     BancWest announced on May 7 that it had entered into a definitive merger agreement to accept BNP Paribas' offer to acquire the 55% of BancWest stock it does not already own for $35 in cash per share. The Companies still anticipate that the $2.5-billion transaction will close in the third quarter, as previously announced, once approvals from regulators and Bancwest stockholders are received.

     Under the amended merger agreement, a prorated quarterly dividend will be paid to common stockholders based on the number of days that elapse between the most recent dividend record date and the actual closing of the merger with BNP Paribas.

     BancWest's latest quarterly dividend (19 cents per share) was paid to holders of record of its common stock as of June 1, 2001. The next normal record date would be August 31, 2001.

     Under the amended agreement, for example, if the transaction does not close by August 31, stockholders of record at that date would receive a normal quarterly dividend. Then, a partial, prorated quarterly dividend would be paid for the number of days that elapse between August 31 and the closing date of the merger.

     BancWest Corporation is a bank holding company with assets of $19.3 billion. It is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (193 branches in Northern and Central California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (56 branches in Hawaii, two in Guam and one in Saipan).

     Paris-based BNP Paribas, with assets of $652 billion, is France's largest listed banking organization and 7th largest in the world. It has one of the world's most extensive international networks, with offices in 87 countries.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The proposed transaction with BNP Paribas will be submitted to BancWest's stockholders for their consideration. On July 16, 2001, BancWest filed revised preliminary proxy materials with the SEC and other relevant documents concerning such proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

     Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by BancWest Corporation with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the proxy statement, once available, and the company's other filings with the SEC may also be obtained from BancWest Corporation by directing a request to BancWest Corporation Corporate Secretary, P.O. Box 3200, Honolulu, Hawaii 96847,
Telephone: 1-808-525-7140. BancWest Corporation, its directors, certain executive officers (Walter A.Dods, Jr., Chairman, Chief Executive Officer and Director, Don J. McGrath, President, Chief Operating Officer and Director,
John K. Tsui, Vice Chairman, Chief Credit Officer and Director, Joel Sibrac, Vice Chairman and Director, Howard H. Karr,
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Executive Vice President and Chief Financial Officer, Douglas C. Grigsby,
Executive Vice President and Treasurer, Bernard Brasseur, Executive Vice President and Risk Manager, and Donald G. Horner, Executive Vice President), and certain other employees may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of BancWest Corporation in favor of the transaction. Investors and security holders of BancWest may obtain additional information regarding the interests of the "participants in the solicitation" by reading the preliminary proxy statement on
Schedule 14A, as filed with the SEC on July 16, 2001 and the definitive proxy statement regarding the proposed transaction when it becomes available.


     Forward-Looking Information: This release contains information about future expectations, plans and prospects for BancWest's business and operations that constitute forward-looking statements. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those discussed in the statements. Those risks and uncertainties include, among other thing, the possibilities that: (1) stockholders may not approve the proposed BNP Paribas acquisition; (2) regulators may delay or deny approval of the acquisition or impose burdensome conditions in connection with such approvals. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as required by law, BancWest disclaims any obligation to update any forward-looking statements included herein to reflect future events or developments.

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